ACCESSOR FUNDS, INC.

                                DISTRIBUTION PLAN



1. THE PLAN. This Distribution Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") of Accessor Funds, Inc. (the "Fund").


2. DEFINITIONS. As used in this Plan, "Qualified Recipients" shall mean broker-dealers or others selected by Bennington Capital Management L. P. (the "Manager"), including but not limited to any principal underwriter of the Fund (other than a principal underwriter which is an affiliated person, or an affiliated person of an affiliated person, of the Manager), with which the Manager has entered into written agreements ("Related Agreements") contemplated by the Rule and which have rendered assistance (whether direct, administrative, or both) in the distribution and/or retention of shares of the Portfolios or servicing of shareholder accounts. "Qualified Holdings" shall mean, as to any Qualified Recipient, all Fund shares beneficially owned by such Qualified Recipient, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, or other clients, if the Qualified Recipient was, in the sole judgment of the Manager, instrumental in the purchase and/or retention of such Portfolio shares and/or in providing administrative assistance in relation thereto.

3. CERTAIN PAYMENTS PERMITTED. The Manager may make payments ("Permitted Payments") to Qualified Recipients, which Permitted Payments shall be made by the Manager and shall not be the subject of reimbursement by the Fund to the Manager, which may not exceed, for any fiscal year of the Fund (pro-rated for any fiscal year which is not a full fiscal year), the following amounts:

                                                 MAXIMUM PERMITTED PAYMENTS
                                                 (AS A PERCENTAGE OF AVERAGE
                     PORTFOLIO                        DAILY NET ASSETS)
                                               ---------------------------------


           Growth                                           0.45%
           Value and Income                                 0.45%
           Small to Mid Cap                                 0.60%
           International Equity                             0.55%
           Intermediate Fixed-Income                        0.36%
           Short-Intermediate Fixed-Income                  0.36%
           Mortgage Securities                              0.36%
           U.S. Government Money                            0.25%



     The Manager shall have sole authority (i) as to the selection of any Qualified Recipient or Recipients; (ii) not to select any Qualified Recipient; and (iii) the amount of Permitted Payments, if any, to each Qualified Recipient provided that the total Permitted Payments to all Qualified Recipients do not exceed the amount set forth above. The Manager is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following: (a) the amount of the Qualified Holdings of the Qualified Recipient; (b) the extent to which the Qualified Recipient has, at its expense, taken steps in the shareholder servicing area, including without limitation, any or all of the following activities: answering customer inquiries regarding account status and history, and the manner in which purchases and redemptions of shares of the Fund may be effected; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase or redeem shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year end statements and confirmations of purchases and redemptions; transmitting, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to its shareholders; receiving, tabulating and transmitting to the Fund proxies executed by shareholders with respect to meetings of shareholders of the Fund; and providing such other related services as the Manager or a Fund shareholder may request from time to time; and (c) the possibility that the Qualified Holdings of the Qualified Recipient would be redeemed in the absence of its selection or continuance as a Qualified Recipient. Notwithstanding the foregoing two sentences, a majority of the Directors who are not "interested persons" of the Fund (as that term is defined in the 1940 Act) (the "Disinterested Directors) may remove any person as a Qualified Recipient.


         It is recognized that, in view of the Permitted Payments and bearing by the Manager of certain distribution expenses, the profits, if any, of the Manager are dependent primarily on the management fees paid by the Fund to the Manager and that its profits, if any, would be less, or losses, if any, would be increased due to such Permitted Payments and the bearing by it of such expenses. If and to the extent that any such management fees paid by the Fund might, in view of the foregoing, be considered as indirectly financing any activity which is primarily intended to result in the sale of Fund shares, the payment of such fees is authorized by this Plan.

4. CERTAIN FUND PAYMENTS AUTHORIZED. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of" Fund shares within the meaning of the Rule, such payments are authorized under this Plan: (i) the costs of the preparation of all reports and notices to shareholders and the costs of printing and mailing such reports and notices to existing shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Fund shares, shares of other funds, or other investments; (ii) the costs of the preparation and setting in type of all prospectuses and statements of additional information and the costs of printing and mailing all prospectuses and statements of additional information to existing shareholders; (iii) the costs of the preparation, printing, and mailing of all proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Fund's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies, and proxy statements; (v) all fees and expenses relating to the registration or qualification of the Fund or its shares under the securities or "Blue Sky" laws of any jurisdiction; (vi) all fees under the Securities Act of 1933, as amended and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of the preparation and mailing of confirmations of shares sold or redeemed or stock certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors.


 5. DISINTERESTED DIRECTORS. While this Plan is in effect, the selection and nomination of the Disinterested Directors of the Fund shall be committed to the discretion of such Disinterested Directors. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such Disinterested Directors.


6. REPORTS. While this Plan is in effect, the Fund's Manager shall report at least quarterly to the Fund's Board of Directors in writing for its review on the following matters: (i) all Permitted Payments made under Section 3 of this Plan, the identity of the Qualified Recipient of each Payment, and the purposes for which the amounts were expended; (ii) all costs of each item specified in Section 4 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and (iii) all fees of the Fund to the Manager paid or accrued during such quarter. In addition if any such Qualified Recipient is an "affiliate" (as that term is defined in the 1940 Act) of the Fund, a money manager or the Manager such person shall agree to furnish to the Manager for transmission to the Board of Directors an accounting, in form and detail satisfactory to the Board of Directors, to enable the Board of Directors to make the determinations of the fairness of the compensation paid to such affiliated person, not less often than annually.


7. EFFECTIVENESS, CONTINUATION, TERMINATION, AND AMENDMENT. This Plan shall go into effect when it has been approved by a vote of the Board of Directors, including a majority of the Disinterested Directors (voting separately) who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, with votes cast in person at a meeting called for the purpose of voting on this Plan. If approved, this Plan shall, unless terminated as hereinafter provided, continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors, including a majority of the Disinterested Directors (voting separately) , with votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by the vote of a majority of the Disinterested Directors , or by the vote of the holders of a "majority" of the outstanding voting securities of the Portfolio. This Plan may not be amended to increase materially the amount of payments to be made with respect to any Portfolio, without approval by a vote of the holders of at least a "majority" (as that term is defined in the 1940 Act) of the outstanding voting securities of the Portfolio, and all amendments must be approved by a vote of the Board of Directors, including a majority of the Disinterested Directors (voting separately) who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, with votes cast in person at a meeting called for the purpose of voting on any amendment to this Plan.


 8. RELATED AGREEMENTS. In the case of a Qualified Recipient which is a principal underwriter of the Fund, the Related Agreement shall be the agreement contemplated by Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Qualified Recipients which are not principal underwriters of the Fund, the Related Agreements shall be approved in accordance with, and contain the provisions required by, the Rule.



Dated:   February 10, 1994.
Revised:  February 16, 1995.
Revised:  February 6, 1996.
Revised:  February 22, 1997.